                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
                  CALCULATION OF PRIMARY NET INCOME PER SHARE
                  -------------------------------------------
                                OF COMMON STOCK
                                ---------------
                      (in thousands except for share data)
                      ------------------------------------


                                                    THREE MONTHS ENDED      SIX MONTHS ENDED
                                                    ------------------      ----------------
                                                     JAN. 29, JAN. 30,      JAN. 29, JAN. 30,
                                                       1995     1994          1995     1994
                                                     -------  -------       -------  -------

    Net income from continuing operations            $ 3,252  $ 1,341       $ 4,621  $ 7,102

    Income from discontinued operations,
      net of taxes                                       337      331           835      633
                                                     -------  -------       -------  -------

    Net income applicable to primary
      earnings per common share                      $ 3,589  $ 1,672       $ 5,456  $ 7,735
                                                     =======  =======       =======  =======

    Common stock and common stock
      equivalents:

        Average shares of common stock
          outstanding during the period               18,054   18,018        18,052   18,011

        Net effect of common stock equivalents
          (principally stock options and rights)          34       99            61       17
                                                     -------  -------       -------  -------

    Total common stock and common stock
      equivalents                                     18,088   18,117        18,113   18,028
                                                     =======  =======       =======  =======

    Net income per average share of common stock:

    Net income from continuing operations            $  0.18  $  0.07       $  0.26  $  0.39

    Income from discontinued operations,
      net of taxes                                      0.02     0.02          0.04     0.04
                                                     -------  -------       -------  -------

    Primary net income per share                     $  0.20  $  0.09       $  0.30  $  0.43
                                                     =======  =======       =======  =======

                                                                    EXHIBIT 11.1